Exhibit 99.1

Heritage Commerce Corp Announces Redemption of Shareholder
Rights Plan and Other Corporate Governance Measures

San Jose, CA - March 2, 2005. Heritage Commerce Corp (Nasdaq:HTBK) announced redemption of its Shareholder Rights Plan and other corporate governance measures.

Redemption of the Shareholder Rights Plan

The Company also announced that the Board of Directors at its February 24, 2005 Board meeting approved the redemption of the Company's Shareholder Rights Plan. Under the terms of the governing documents of the Plan the redemption became effective immediately with the Board's action. The holders of Rights, which includes all of the Company's shareholders, have no further rights with respect to the Plan and will receive a redemption payment of $0.001 per Right. The redemption payment will be paid on March 14, 2005, to shareholders of record on March 7, 2005.

Other Corporate Governance Actions

The Board took two additional actions at its February 24, 2005 meeting that it believes will improve corporate Governance.

The Board approved an amendment to the Company's Bylaws that would eliminate the classification of the Company's Board of Directors and require each director to stand for election on an annual basis. The Board also approved an amendment to the Company's Articles of Incorporation to permit shareholders to exercise cumulative voting in the election of the Board of Directors. Both proposals will require the further approval by the Company's shareholders at its Annual Meeting to be held on May 26, 2005.

The Company also announced that at a Board meeting held January 27, 2005 the Board adopted a resolution to reduce the size of Board from 14 to 11 members which will take effect on or prior to the 2005 Annual Shareholders Meeting.

The corporate governance initiatives were recommended to the Board by its Corporate Governance and Nominating Committee. The proposals were not adopted in relation to any specific transaction or in response to any current attempt to acquire control of the Company, or current effort by a shareholder or group of shareholders to remove any director or otherwise gain representation for any special interest.

The Board of Directors, through its Corporate Governance Committee, has been in the process of reviewing various corporate governance issues as they affect the Company and its shareholders in order to improve accountability of management to its shareholders and enhance the Company's corporate governance structure. The Board believes that the proposals announced today further these goals.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and two offices in Los Altos. Additionally, Heritage Capital Group, the bank's asset based lending division, has offices in San Jose and Los Angeles. Heritage Bank of Commerce is also an SBA Preferred Lender with offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville, Chico, Los Angeles, Irvine and Pittsburg, California.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.